Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

May 11, 2015

EQT GP Holdings, LP

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as counsel to EQT GP Holdings, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offering and sale by EQT Gathering Holdings, LLC, a Delaware limited liability company, of common units representing limited partner interests in the Partnership. We have also participated in the preparation of a Prospectus (the “Prospectus”), forming part of the Registration Statement on Form S-1 (File No. 333-202053), as amended (such registration statement, together with the registration statement filed by the Partnership on the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), being collectively referred to as the “Registration Statement”). At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Partnership’s records and documents, certificates of representatives of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and complete. In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates we examined.

We prepared the discussion set forth under the caption “Material Federal Income Tax Consequences” in the Prospectus (the “Discussion”).

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.